EXHIBIT 99.1

FBR Announces Second Quarter 2011 Financial Results

ARLINGTON, Va., July 26, 2011 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBCM) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported a net after-tax loss of $2.7 million, or $0.04 per share, for the quarter ended June 30, 2011. These results compare to a net after-tax loss of $25.8 million, or $0.41 per share, in the second quarter 2010 and a net after-tax loss of $1.9 million, or $0.03 per share in the first quarter 2011. For the first half of 2011, the after-tax loss was $4.6 million compared to a $34.0 million after-tax loss for the first half of 2010.

The Company's pre-tax loss for the second quarter 2011 was $2.9 million compared to a pre-tax loss of $12.2 million in the second quarter 2010 and pre-tax loss of $2.0 million in the first quarter of 2011.

Second quarter 2011 net revenues were $49.2 million compared to $69.7 million for the second quarter 2010 and $50.1 million in the first quarter 2011. Excluding net investment gains and losses, operating revenue grew $11.9 million compared to the prior quarter. Net revenues for the second quarter by business area were as follows:

  $30.0 million in investment banking generated from 20 transactions across 6 industry segments. This compares to $40.4 million in the second quarter 2010 and $16.6 million in the prior quarter. These results include a marked improvement in advisory services revenues which posted an increase to $7.1 million this quarter from $3.0 million in the second quarter of 2010 and $1.5 million in the first quarter of 2011.
  $21.1 million in institutional brokerage, down from $24.3 million and $23.1 million in the second quarter of 2010 and the first quarter of 2011, respectively.
  $3.9 million in asset management, compared to $3.8 million in the second quarter 2010 and $4.0 million in the first quarter of this year. Assets under management were $1.64 billion at the end of the second quarter of 2011 compared to $1.37 billion at the end of the second quarter of 2010 and $1.69 billion as of March 31, 2011.
  In addition, the Company reported a $7.2 million net investment loss which included a non-cash write-down of $8.0 million in one investment position in its merchant banking portfolio.

For the second quarter of 2011, total non-interest expenses were $52.1 million compared to $81.9 million in the second quarter 2010 and $52.1 million in the first quarter 2011. Non-compensation fixed expenses in the second quarter of 2011 totaled $16.5 million, including a $1.0 million one-time facilities charge related to the consolidation of office space, compared to $19.7 million in second quarter of 2010 and $15.2 million in the first quarter of 2011. The Company ended the quarter with headcount of 443.

During the quarter the Company repurchased 1.2 million shares with an average price of $3.57 per share. As of June 30, 2011, shareholders' equity totaled $283.9 million and the Company's book value per share was $4.57 compared to $4.54 at the end of the prior quarter and $4.60 at the end of 2010.

"Excluding investment gains and losses, second quarter operating revenues improved 27% over the first quarter – primarily due to increased activity in investment banking," said Richard J. Hendrix, President and Chief Executive Officer of FBR. "The second quarter banking transactions included our first book-run bank loan syndication, a book running role in this year's largest specialty finance IPO, a key M&A advisory assignment within the home building industry, and two institutional private placements in the commercial banking industry. We are pleased with the increased level of activity and diversity in our banking franchise and look forward to continued improvement in this part of our business."

Investors who wish to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, July 27, 2011, may do so via the Web or conference call at:

Conference call dial-in number (toll-free): 877.303.6433
Conference call dial-in number (local): 224.357.2198
Conference call code: 82396763

Webcast link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=99384&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBCM) (FBR) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR Fund Advisers, Inc., a subsidiary of FBR, provides clients with a range of investment choices through The FBR Funds, a family of mutual funds. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London. For more information, please visit www.fbr.com.

The FBR & Co. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6405

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
REVENUES:
Investment banking:
Capital raising	$ 22,925	$ 37,421	$ 38,035	$ 45,132
Advisory	7,074	3,022	8,534	6,456
Institutional brokerage:
Principal transactions	5,139	2,678	10,975	10,548
Agency commissions	15,953	21,606	33,208	41,266
Asset management fees	3,914	3,815	7,895	7,143
Net investment (loss) income	(7,215)	46	(1,616)	48
Interest, dividends & other	1,392	1,118	2,249	3,330
Total revenues	49,182	69,706	99,280	113,923
Interest expense	--	--	--	--
Revenues, net of interest expense	49,182	69,706	99,280	113,923

NON-INTEREST EXPENSES:
Compensation and benefits	29,510	51,291	58,511	94,035
Professional services	2,890	7,550	6,845	11,653
Business development	3,586	3,921	7,232	7,772
Clearing and brokerage fees	3,314	3,685	5,988	7,067
Occupancy and equipment	5,819	6,129	10,924	12,621
Communications	4,102	5,371	8,453	10,138
Other operating expenses	2,899	3,914	6,235	7,333
Total non-interest expenses	52,120	81,861	104,188	150,619

Loss before income taxes	(2,938)	(12,155)	(4,908)	(36,696)

Income tax (benefit) provision	(211)	13,612	(276)	(2,667)

Net loss	$ (2,727)	$ (25,767)	$ (4,632)	$ (34,029)

Basic loss per share	$ (0.04)	$ (0.41)	$ (0.07)	$ (0.54)
Diluted loss per share	$ (0.04)	$ (0.41)	$ (0.07)	$ (0.54)

Weighted average shares - basic (in thousands)	62,726	62,957	63,116	63,489
Weighted average shares - diluted (in thousands)	62,726	62,957	63,116	63,489

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	30-Jun-11	31-Dec-10

Cash and cash equivalents	$ 176,944	$236,077
Receivables:
Due from brokers, dealers and clearing organizations	6,017	15,463
Customers	13,147	10,280
Other	9,316	11,635
Financial instruments owned, at fair value	155,723	86,400
Other investments, at cost	25,744	45,224
Goodwill and intangible assets, net	8,234	8,465
Furniture, equipment and leasehold improvements, net	7,361	9,741
Prepaid expenses and other assets	9,617	8,182
Total assets	$ 412,103	$431,467

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 93,985	$ 55,444
Accrued compensation and benefits	16,195	53,305
Accounts payable, accrued expenses and other liabilities	15,447	23,904
Due to brokers, dealers and clearing organizations	2,539	7,323
Total liabilities	128,166	139,976

Shareholders' equity:
Common stock	61	62
Additional paid-in capital	424,394	423,935
Restricted stock units	30,784	34,239
Accumulated other comprehensive income (loss)	22	(53)
Accumulated deficit	(171,324)	(166,692)
Total shareholders' equity	283,937	291,491

Total liabilities and shareholders' equity	$ 412,103	$431,467

Book Value per Share	$4.57	$4.60

Shares Outstanding (in thousands)	62,178	63,354

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-2 11	Q-1 11	Q-4 10	Q-3 10	Q-2 10
Revenues, net of interest expense	$ 49,182	$ 50,098	$ 75,270	$ 57,394	$ 69,706

Non-interest expenses:
Variable	14,974	15,860	29,683	21,329	30,169
Fixed	37,146	36,208	42,960	43,658	51,692

(Loss) income before income taxes	(2,938)	(1,970)	2,627	(7,593)	(12,155)

Income tax (benefit) provision	(211)	(65)	(455)	(982)	13,612

Net (loss) income	$ (2,727)	$ (1,905)	$ 3,082	$ (6,611)	$ (25,767)

Fixed expenses	$ 37,146	$ 36,208	$ 42,960	$ 43,658	$ 51,692
Less: Non-cash expenses[1]	2,459	2,352	4,255	4,766	5,134
Corporate transaction costs[2]	986	--	1,302	--	--
Severance	--	806	549	646	4,296

Core fixed costs	$ 33,701	$ 33,050	$ 36,854	$ 38,246	$ 42,262

Statistical Data
Net revenues per employee (annualized)	$ 444	$ 431	$ 601	$ 459	$ 479

Employee count	443	465	501	500	582

Net assets under management (in millions)
Mutual funds	$ 1,635.3	$ 1,689.4	$ 1,582.7	$ 1,445.4	$ 1,373.5
Hedge and private equity funds	4.1	4.2	4.3	6.0	6.4
Total	$ 1,639.4	$ 1,693.6	$ 1,587.0	$ 1,451.4	$ 1,379.9

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space.
CONTACT: Media: Shannon Small
         703.469.1190 or ssmall@fbr.com
         Investors: Bradley J. Wright
         703.312.9678 or fbcmir@fbr.com